Ankit Consulting Services Inc.

CPAs & Consultants

___________________________________________

30211 Avenida De Las Banderas, Suite # 200

Rancho Santa Margarita, CA 92688

Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A is a part, of the report dated July 5, 2017 relative to the financial statements of Phoenix Realty Inc. as of May 31, 2017 and for the period from September 7, 2016 (inception) to May 31, 2017.

We also consent to the reference to my firm under the caption "Experts" in such Offering Statement.5.

Ankit Consulting Services, Inc.

Certified Public Accountants

Ankit Consulting Services, Inc.

Certified Public Accountants
Rancho Santa Margarita, CA
July 9, 2017